Exhibit 99.1

Boot Barn Holdings, Inc. Announces Second Quarter Fiscal Year 2025

Financial Results and CEO Transition

IRVINE, California – October 28, 2024 – Boot Barn Holdings, Inc. (NYSE: BOOT) (the “Company”) today announced its financial results for the second fiscal quarter ended September 28, 2024. A Supplemental Financial Presentation is available at investor.bootbarn.com.

In addition, the Company announced that Jim Conroy plans to step down as the Company’s Chief Executive Officer (CEO) and President and as a member of the Company’s Board of Directors, effective November 22, 2024, to pursue an opportunity as CEO of Ross Stores, Inc (NASDAQ: ROST).

CEO Transition

The Company further announced that John Hazen, the Company’s current Chief Digital Officer, will assume the role of Interim CEO, effective November 22, 2024. Mr. Hazen joined the Company in 2018 with responsibility for e-commerce, marketing, and the customer experience. Additionally, Peter Starrett, the Company’s current Chairman of the Board of Directors, will assume the role of Executive Chairman, effective November 22, 2024. Mr. Conroy will remain with the Company through November 22, 2024 to assist with an orderly transition.

Mr. Starrett stated, “John Hazen is very highly regarded within the Boot Barn organization and has a diverse background that includes brand building, digital, and store roles. He has a strong track record of growing sales and profits both at Boot Barn and prior to joining the Company. He also has been extremely instrumental in advancing Boot Barn’s customer-facing technology capabilities including many industry-leading applications of artificial intelligence. I am confident in his ability to step into the role as Interim CEO. Personally, I am looking forward to providing oversight and mentorship as Executive Chairman while the Board conducts an internal and external search before making a permanent decision on our next CEO.”

John Hazen commented, "I am deeply honored to step into this role and incredibly grateful to Jim for his visionary leadership and unwavering support. I also want to express my heartfelt thanks to the Board for their trust and to every member of this incredible team for their dedication that makes this Company exceptional. Together, we will continue building on the strong foundation that we have created and will move forward with confidence, tenacity, and purpose.”

Mr. Starrett added, “The Board recognizes the great contributions Jim has made during his tenure as Boot Barn’s CEO. When he assumed the CEO reins 12 years ago, Boot Barn was one of several regional retail chains specializing in western and work products. His focused approach on the execution of our strategic initiatives has led to one of the most exceptional growth stories in the retail industry. Today, Boot Barn is a national chain of 426 stores and the industry leader by a wide margin. On behalf of all Boot Barn partners, we wish Jim continued success in his next endeavor.”

Mr. Conroy commented, “After 12 incredible years, I am filled with immense gratitude for this Company and the extraordinary people who have been by my side throughout this journey. Together, we’ve built something truly special, and I will forever cherish the shared successes, challenges, and memories we created. Thank you for your trust, dedication, and passion—I leave with a heart full of pride and appreciation for every one of you.”

Second Quarter Fiscal Year 2025 Financial Results

For the quarter ended September 28, 2024 compared to the quarter ended September 30, 2023:

●	Net sales increased 13.7% over the prior-year period to $425.8 million.
●	Same store sales increased 4.9% compared to the prior-year period, comprised of an increase of 4.3% in retail store same store sales and an increase of 10.1% in e-commerce same store sales.
●	Net income was $29.4 million, or $0.95 per diluted share, compared to $27.7 million, or $0.90 per diluted share, in the prior-year period.
●	The Company opened 15 new stores, bringing its total store count to 425.

Jim Conroy, President and Chief Executive Officer said, "Our fiscal second quarter saw broad-based growth in same store sales, the addition of 15 new stores and a healthy beat to guidance in earnings per diluted share. Our team's excellent execution has driven improving trends across all channels, store geographies, and major merchandise classifications, positioning us well for the upcoming holiday season. As we manage through an orderly transition over the next month, I feel great about the condition of the business and am confident in the team’s ability, under John’s leadership, to execute on the four strategic initiatives and to drive future growth in sales and earnings."

Operating Results for the Second Quarter Ended September 28, 2024 Compared to the Second Quarter Ended September 30, 2023

●	Net sales increased 13.7% to $425.8 million from $374.5 million in the prior-year period. Consolidated same store sales increased 4.9%, with retail store same store sales increasing 4.3% and e-commerce same store sales increasing 10.1%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.
●	Gross profit was $152.9 million, or 35.9% of net sales, compared to $133.9 million, or 35.8% of net sales, in the prior-year period. Gross profit increased primarily due to an increase in sales and merchandise margin, partially offset by the occupancy costs of new stores. The increase in gross profit rate of 10 basis points was driven primarily by a 70 basis-point increase in merchandise margin rate, partially offset by 60 basis points of deleverage in buying, occupancy and distribution center costs. The increase in merchandise margin rate was primarily the result of supply chain efficiencies, while the deleverage in buying, occupancy and distribution center costs was driven by the occupancy costs of new stores.
●	Selling, general and administrative expenses were $112.9 million, or 26.5% of net sales, compared to $95.3 million, or 25.5% of net sales, in the prior-year period. The increase in selling, general and administrative expenses, as compared to the prior-year period, was primarily a result of higher store payroll and store-related expenses associated with operating more stores, incentive-based compensation, marketing expenses, and legal expenses in the current year. Selling, general and administrative expenses as a percentage of net sales increased by 100 basis points primarily as a result of higher incentive-based compensation, legal expenses, and marketing expenses in the current year, partially offset by lower store payroll expenses.
●	Income from operations increased $1.4 million to $40.0 million, or 9.4% of net sales, compared to $38.6 million, or 10.3% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Net income was $29.4 million, or $0.95 per diluted share, compared to net income of $27.7 million, or $0.90 per diluted share, in the prior-year period. The increase in net income is primarily attributable to the factors noted above.

Operating Results for the Six Months Ended September 28, 2024 Compared to the Six Months Ended September 30, 2023

●	Net sales increased 12.0% to $849.2 million from $758.2 million in the prior-year period. Consolidated same store sales increased 3.1%, with retail store same store sales increasing 2.5% and e-commerce same store sales increasing 8.4%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.

●	Gross profit was $309.6 million, or 36.5% of net sales, compared to $275.9 million, or 36.4% of net sales, in the prior-year period. Gross profit increased primarily due to an increase in sales and merchandise margin, partially offset by the occupancy costs of new stores. The increase in gross profit rate of 10 basis points was driven primarily by an 80 basis-point increase in merchandise margin rate, partially offset by 70 basis points of deleverage in buying, occupancy and distribution center costs. The increase in merchandise margin rate was the result of supply chain efficiencies, while the deleverage in buying, occupancy and distribution center costs was driven primarily by the occupancy costs of new stores.

●	Selling, general and administrative expenses were $219.4 million, or 25.8% of net sales, compared to $191.1 million, or 25.2% of net sales, in the prior-year period. The increase in selling, general and administrative expenses, as compared to the prior-year period, was primarily a result of higher store payroll and store-related expenses associated with operating more stores, marketing expenses, and incentive-based compensation in the current year. Selling, general and administrative expenses as a percentage of net sales increased by 60 basis points primarily as a result of higher incentive-based compensation and marketing expenses in the current year, partially offset by lower store payroll and store-related expenses.

●	Income from operations increased $5.4 million to $90.2 million, or 10.6% of net sales, compared to $84.8 million, or 11.2% of net sales, in the prior-year period, primarily due to the factors noted above.

●	Net income was $68.3 million, or $2.21 per diluted share, compared to net income of $61.9 million, or $2.03 per diluted share, in the prior-year period. The increase in net income is primarily attributable to the factors noted above.

Sales by Channel

The following table includes total net sales growth, same store sales (“SSS”) growth/(decline) and e-commerce as a percentage of net sales for the periods indicated below.

	Thirteen Weeks				Preliminary
	Ended	Four Weeks	Four Weeks	Five Weeks	Four Weeks
	September 28, 2024	Fiscal July	Fiscal August	Fiscal September	Fiscal October

Total Net Sales Growth	13.7%	8.8%	14.7%	16.8%	14.6%

Retail Stores SSS	4.3%	(0.9)%	5.3%	7.5%	4.3%
E-commerce SSS	10.1%	5.0%	12.1%	12.2%	12.5%
Consolidated SSS	4.9%	(0.3)%	6.0%	8.0%	5.1%

E-commerce as a % of Net Sales	9.5%	9.2%	9.4%	9.9%	9.3%

Balance Sheet Highlights as of September 28, 2024

●	Cash of $37 million.
●	Zero drawn under the $250 million revolving credit facility.
●	Average inventory per store increased approximately 10.5% on a same store basis compared to September 30, 2023.

Fiscal Year 2025 Outlook

The Company is providing updated guidance for the fiscal year ending March 29, 2025, superseding in its entirety the previous guidance issued in its first quarter earnings report on August 7, 2024. Please note that the Company’s guidance excludes any benefits and costs related to the CEO transition.

For the fiscal year ending March 29, 2025 the Company now expects:

●	To open a total of 60 new stores.
●	Total sales of $1.874 billion to $1.907 billion, representing growth of 12.4% to 14.4% over the prior year.
●	Same store sales growth of approximately 3.0% to 5.0%, with retail store same store sales growth of approximately 2.5% to 4.5% and e-commerce same store sales growth of approximately 7.5% to 9.5%.
●	Gross profit between $696.9 million and $713.4 million, or approximately 37.2% to 37.4% of sales.
●	Selling, general and administrative expenses between $476.5 million and $480.4 million, or approximately 25.4% to 25.2% of sales.
●	Income from operations between $220.4 million and $233.0 million, or approximately 11.8% to 12.2% of sales.
●	Effective tax rate of 26.6% for the remaining six months of the fiscal year.
●	Net income of $164.4 million to $173.7 million.
●	Net income per diluted share of $5.30 to $5.60, based on 31.0 million weighted average diluted shares outstanding.
●	Capital expenditures between $115.0 million and $120.0 million, which is net of estimated landlord tenant allowances of $30.2 million.

For the fiscal third quarter ending December 28, 2024, the Company now expects:

●	Total sales of $582 million to $595 million, representing growth of 11.8% to 14.3% over the prior-year period.
●	Same store sales growth of approximately 3.5% to 6.0%, with retail store same store sales growth of approximately 3.0% to 5.0% and e-commerce same store sales growth of approximately 7.5% to 10.0%.
●	Income from operations between $82.7 million and $87.3 million, or approximately 14.2% to 14.7% of sales.
●	Net income per diluted share of $1.96 to $2.07, based on 31.0 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the second quarter of fiscal year 2025 is scheduled for today, October 28, 2024, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (844) 481-2552. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until November 28, 2024, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10193684. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 426 stores in 46 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to the Company’s current expectations and projections relating to, by way of example and without limitation, the Company’s financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 28,	March 30,
	2024	2024
Assets
Current assets:
Cash and cash equivalents	$37,377	$75,847
Accounts receivable, net	7,886	9,964
Inventories	712,991	599,120
Prepaid expenses and other current assets	48,851	44,718
Total current assets	807,105	729,649
Property and equipment, net	368,289	323,667
Right-of-use assets, net	429,020	390,501
Goodwill	197,502	197,502
Intangible assets, net	58,677	58,697
Other assets	6,184	5,576
Total assets	$1,866,777	$1,705,592
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$153,564	$132,877
Accrued expenses and other current liabilities	134,302	116,477
Short-term lease liabilities	70,540	63,454
Total current liabilities	358,406	312,808
Deferred taxes	41,267	42,033
Long-term lease liabilities	446,068	403,303
Other liabilities	4,378	3,805
Total liabilities	850,119	761,949

Stockholders’ equity:
Common stock, $0.0001 par value; September 28, 2024 - 100,000 shares authorized, 30,824 shares issued; March 30, 2024 - 100,000 shares authorized, 30,572 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	244,931	232,636
Retained earnings	791,363	723,026
Less: Common stock held in treasury, at cost, 298 and 228 shares at September 28, 2024 and March 30, 2024, respectively	(19,639)	(12,022)
Total stockholders’ equity	1,016,658	943,643
Total liabilities and stockholders’ equity	$1,866,777	$1,705,592

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 28,	September 30,	September 28,	September 30,
	2024	2023	2024	2023
Net sales	$425,799	$374,456	$849,185	$758,151
Cost of goods sold	272,941	240,540	539,578	482,272
Gross profit	152,858	133,916	309,607	275,879
Selling, general and administrative expenses	112,879	95,338	219,406	191,056
Income from operations	39,979	38,578	90,201	84,823
Interest expense	384	463	735	1,486
Other income (loss), net	949	(50)	1,545	174
Income before income taxes	40,544	38,065	91,011	83,511
Income tax expense	11,116	10,385	22,674	21,578
Net income	$29,428	$27,680	$68,337	$61,933

Earnings per share:
Basic	$0.96	$0.92	$2.24	$2.06
Diluted	$0.95	$0.90	$2.21	$2.03
Weighted average shares outstanding:
Basic	30,510	30,137	30,471	30,029
Diluted	30,899	30,627	30,859	30,540

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	September 28,	September 30,
	2024	2023
Cash flows from operating activities
Net income	$68,337	$61,933
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	29,540	22,597
Stock-based compensation	10,864	7,833
Amortization of intangible assets	20	27
Noncash lease expense	32,229	26,487
Amortization and write-off of debt issuance fees and debt discount	54	54
Loss on disposal of assets	134	298
Deferred taxes	(766)	2,993
Changes in operating assets and liabilities:
Accounts receivable, net	2,097	3,046
Inventories	(113,871)	3,921
Prepaid expenses and other current assets	(4,397)	9,243
Other assets	(608)	1,302
Accounts payable	19,722	7,051
Accrued expenses and other current liabilities	9,897	13,600
Other liabilities	573	510
Operating leases	(20,283)	(15,435)
Net cash provided by operating activities	$33,542	$145,460
Cash flows from investing activities
Purchases of property and equipment	(65,403)	(64,687)
Net cash used in investing activities	$(65,403)	$(64,687)
Cash flows from financing activities
Payments on line of credit, net	—	(66,043)
Repayments on debt and finance lease obligations	(423)	(428)
Tax withholding payments for net share settlement	(7,617)	(2,412)
Proceeds from the exercise of stock options	1,431	8,582
Net cash used in financing activities	$(6,609)	$(60,301)
Net (decrease)/increase in cash and cash equivalents	(38,470)	20,472
Cash and cash equivalents, beginning of period	75,847	18,193
Cash and cash equivalents, end of period	$37,377	$38,665

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$17,770	$2,822
Cash paid for interest	$677	$1,399
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$24,061	$14,103

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	September 28,	June 29,	March 30,	December 30,	September 30,	July 1,	April 1,	December 24,
	2024	2024	2024	2023	2023	2023	2023	2022
Store Count (BOP)	411	400	382	371	361	345	333	321
Opened/Acquired	15	11	18	11	10	16	12	12
Closed	(1)	—	—	—	—	—	—	—
Store Count (EOP)	425	411	400	382	371	361	345	333

Boot Barn Holdings, Inc.

Selected Store Data

							Fourteen	Thirteen
	Thirteen Weeks Ended						Weeks Ended	Weeks Ended
	September 28,	June 29,	March 30,	December 30,	September 30,	July 1,	April 1,	December 24,
	2024	2024	2024	2023	2023	2023	2023	2022
Selected Store Data:
Same Store Sales growth/(decline)	4.9%	1.4%	(5.9)%	(9.7)%	(4.8)%	(2.9)%	(5.5)%	(3.6)%
Stores operating at end of period	425	411	400	382	371	361	345	333
Comparable stores operating during period(1)	363	349	335	322	312	302	290	280
Total retail store selling square footage, end of period (in thousands)	4,720	4,547	4,371	4,153	4,027	3,914	3,735	3,598
Average retail store selling square footage, end of period	11,105	11,063	10,929	10,872	10,855	10,841	10,825	10,806
Average sales per comparable store (in thousands)(2)	$952	$980	$917	$1,256	$950	$1,014	$1,092	$1,424

(1)	Comparable stores have been open at least 13 full fiscal months as of the end of the applicable reporting period.
(2)	Average sales per comparable store is calculated by dividing comparable store trailing three-month sales for the applicable period by the number of comparable stores operating during the period.